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                                                                  Exhibit (d)(1)

                                                                  EXECUTION COPY


                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            TUPPERWARE CORPORATION

                            B-C MERGER CORPORATION

                                      AND

                              BEAUTICONTROL, INC.

                        Dated as of September 13, 2000

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                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

                                   ARTICLE I

                                   THE OFFER

  Section 1.1  The Offer................................................  2
  Section 1.2  Company Actions..........................................  3

                                   ARTICLE II

                                   THE MERGER

  Section 2.1  The Merger...............................................  4
  Section 2.2  Effective Time...........................................  4
  Section 2.3  Effects of the Merger....................................  5
  Section 2.4  Charter and Bylaws; Directors and Officers...............  5
  Section 2.5  Conversion of Securities.................................  5
  Section 2.6  Exchange of Certificates.................................  6
  Section 2.7  Merger Without Meeting of Stockholders...................  8
  Section 2.8  Further Assurances.......................................  8
  Section 2.9  Closing..................................................  8

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

  Section 3.1  Organization.............................................  8
  Section 3.2  Authority................................................  8
  Section 3.3  Consents and Approvals; No Violations....................  9
  Section 3.4  Information Supplied..................................... 10
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  Section 3.5  Interim Operations of Sub.................................  10
  Section 3.6  Brokers...................................................  10
  Section 3.7  Financing.................................................  10

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Section 4.1  Organization, Standing and Power..........................  11
  Section 4.2  Capital Structure.........................................  11
  Section 4.3  Authority.................................................  12
  Section 4.4  Consents and Approvals; No Violation......................  13
  Section 4.5  SEC Documents and Other Reports...........................  14
  Section 4.6  Information Supplied......................................  14
  Section 4.7  Absence of Certain Changes or Events......................  14
  Section 4.8  Permits and Compliance....................................  15
  Section 4.9  Tax Matters...............................................  16
  Section 4.10  Actions and Proceedings..................................  17
  Section 4.11  Compensation Agreements..................................  17
  Section 4.12  Employee Benefits........................................  18
  Section 4.13  Liabilities..............................................  19
  Section 4.14  Labor Matters............................................  20
  Section 4.15  Intellectual Property....................................  20
  Section 4.16  Title to Assets..........................................  21
  Section 4.17  State Takeover Statutes..................................  21
  Section 4.18  Required Vote of Company Stockholders....................  21
  Section 4.19  Transactions with Affiliates.............................  22

                                      ii
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  Section 4.20  Brokers...............................................  22

  Section 4.21  Compliance with Worker Safety Laws....................  22

  Section 4.22  Products..............................................  23

  Section 4.23  Opinion of Financial Advisor..........................  23

  Section 4.24  Accounts Receivable...................................  23

  Section 4.25  Inventories...........................................  24

  Section 4.26  Certain Agreements....................................  24

  Section 4.27  Environmental Matters.................................  24

  Section 4.28  Regulatory Compliance.................................  26


                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  Section 5.1  Conduct of Business by the Company Pending the Merger..  26

  Section 5.2  No Solicitation........................................  29

  Section 5.3  Third Party Standstill Agreements......................  29


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

  Section 6.1  Stockholder Meeting....................................  30

  Section 6.2  Access to Information..................................  31

  Section 6.3  Directors..............................................  31

  Section 6.4  Fees and Expenses......................................  32

  Section 6.5  Company Stock Options..................................  33

  Section 6.6  Reasonable Best Efforts................................  34

  Section 6.7  Public Announcements...................................  35

                                      iii
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  Section 6.8   State Takeover Laws...................................  35
  Section 6.9   Indemnification; Directors and Officers Insurance.....  35
  Section 6.10  Notification of Certain Matters.......................  35
  Section 6.11  Employee Benefit Plans................................  36


                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO THE MERGER

  Section 7.1  Conditions to Each Party's Obligation to Effect
               the Merger.............................................  36


                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  Section 8.1  Termination............................................  37
  Section 8.2  Effect of Termination..................................  38
  Section 8.3  Amendment..............................................  38
  Section 8.4  Waiver.................................................  38


                                  ARTICLE IX

                              GENERAL PROVISIONS

  Section 9.1  Non-Survival of Representations and Warranties.........  39
  Section 9.2  Notices................................................  39
  Section 9.3  Interpretation; Certain Definitions....................  40
  Section 9.4  Counterparts...........................................  42
  Section 9.5  Entire Agreement; No Third-Party Beneficiaries.........  42
  Section 9.6  Governing Law..........................................  42
  Section 9.7  Assignment.............................................  42
  Section 9.8  Severability...........................................  42

                                      iv
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  Section 9.9  Enforcement of this Agreement..........................  42

                                       v
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EXHIBITS

A  Stockholder Agreement
B  Conditions of the Offer
C  Certificate of Incorporation

                                      vi
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                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of September 13, 2000 (this "Agreement"), among Tupperware Corporation, a Delaware corporation ("Parent"), B-C Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and BeautiControl, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").


                             W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the issued and outstanding shares (the "Shares") of Common Stock, par value $0.10 per share, of the Company (the "Company Common Stock") at a purchase price of $7.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as defined below) and recommending that holders of Shares accept the Offer and that the Company's stockholders approve this Agreement;

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive the price per share paid in the Offer and the respective Boards of Directors of Sub and the Company have approved and adopted this Agreement; and

          WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith Parent and certain of the stockholders of the Company are entering into Stockholder Agreements dated as of the date hereof (the "Stockholder Agreements" and, together with this Agreement, the "Transaction Agreements") in the form of the attached Exhibit A.

          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:
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                                   ARTICLE I

                                   THE OFFER

          Section 1.1 The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in the attached Exhibit B (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion, except that Sub shall not waive the Minimum Condition (as defined in Exhibit B) without the consent of the Company) and subject to the rights of Parent and Sub to terminate this Agreement as provided in Section 8.1. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price,
(iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer, and in any event in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act.

          (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO") with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Parent and Sub shall cause to be disseminated the Offer Documents to holders of Shares as and to the extent required by applicable federal securities laws. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer

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Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to cooperate with the Company and its counsel in responding to any such comments.

          (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, at which all directors were present (in person or by telephone), duly and unanimously adopted resolutions approving and adopting this Agreement, approving the Offer and the Merger, taking all action necessary to render the provisions of Section 203 of the DGCL (as defined below) inapplicable to the Offer, the Merger and the Stockholder Agreements, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that holders of Shares accept the Offer and that the Company's stockholders approve this Agreement and the Merger. The Company has been advised by each of its directors and by each of its executive officers that, prior to the date hereof, has knowledge of the transactions contemplated by this Agreement that each such person intends to tender all Shares owned by such person pursuant to the Offer.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a), and the Company shall cause the Schedule 14D-9 to be disseminated to holders of Shares as and to the extent required by applicable federal securities laws. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to cooperate with Parent, Sub and their counsel in responding to any such comments.

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          (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent or agents to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control, to the extent reasonably available to the Company, regarding the beneficial owners of Shares and any securities convertible into Shares, and shall furnish to Sub such information (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

                                  ARTICLE II

                                  THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly-owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

     Section 2.2 Effective Time. The Merger shall become effective when the certificate of merger or, if applicable, the certificate of ownership and merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for record or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

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     Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL.

     Section 2.4 Charter and Bylaws; Directors and Officers. (a) At the Effective Time, the Restated Certificate of Incorporation, as amended, as further amended to read in its entirety as indicated on the attached Exhibit C, of the Company (the "Company Charter") shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Company Charter or applicable law.

          (b) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 2.5 Conversion of Securities. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

          (i) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (ii) All Shares that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any Shares owned by Parent or by any wholly-owned Subsidiary of Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (iii) Subject to the provisions of Section 2.5(a)(iv), each Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.5(a)(ii) and other than Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (iv) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such Shares will be entitled to

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     receive payment of the appraised value of such Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          (b) Each Company Stock Option (as hereinafter defined) shall be treated in accordance with Section 6.5 of this Agreement.

     Section 2.6 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (or such other person or persons as shall be reasonably acceptable to Parent and the Company) to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to Section 2.5. Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be paid over to Parent.

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions not inconsistent with this Agreement as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, Parent shall cause the Paying Agent to pay the holder of such Certificate, in exchange for such Certificate, the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined) or under any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made by the Parent or the Paying Agent.

          (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d) Termination of Payment Fund. Any portion of the funds made available to the Paying Agent to pay the Merger Consideration which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled.

          (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

          (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holders thereof are entitled pursuant to Section 2.5.

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     Section 2.7 Merger Without Meeting of Stockholders. Notwithstanding the
foregoing, if Sub, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding Shares, pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     Section 2.8 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

     Section 2.9 Closing. The closing of the Merger (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603, at 5:00 p.m., local time, no later than the second business day following the day on which the last of the conditions set forth in
Article VII shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

        Parent and Sub represent and warrant to the Company as follows:

     Section 3.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     Section 3.2 Authority. On or prior to the date of this Agreement, the Boards of Directors of Parent and Sub have declared the Merger advisable and approved and adopted this Agreement in accordance with the DGCL. Each of Parent and Sub has all requisite corporate

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power and authority to execute and deliver the Transaction Agreements to which it is a party, and each of Parent and Sub has all requisite corporate power and authority to consummate the transactions contemplated in the Transaction Agreements to which it is a party. The execution, delivery and performance by Parent and Sub of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including Board action) on the part of Parent and Sub subject, in the case of this Agreement, to the filing of the Certificate of Merger as required by the DGCL. Each of Parent and Sub has duly executed and delivered the Transaction Agreements to which it is a party, and (assuming the valid authorization, execution and delivery of this Agreement by the Company, the valid authorization, execution and delivery of the Stockholder Agreements by the stockholders who are parties thereto and the validity and binding effect hereof and thereof on the Company and such stockholders), such agreements constitute the valid and binding obligation of each of Parent and Sub enforceable against them in accordance with their respective terms.

     Section 3.3 Consents and Approvals; No Violations. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.3 have been obtained and all filings and obligations described in this Section
3.3 have been made, the execution and delivery of this Agreement and the Stockholder Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the by-laws of Parent or Sub, each as amended to date, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or Sub, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stockholder Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, (including the Food and Drug Administration) authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stockholder Agreements by Parent or Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or the Stockholder Agreements, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or by the transactions contemplated by this Agreement or the Stockholder Agreements, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"), (vi) as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Sub, materially impair the ability of Parent or Sub to perform its obligations hereunder or under the Stockholder Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby.

     Section 3.4 Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
(iv) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting (as hereinafter defined) will (a) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     Section 3.5 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 3.6 Brokers. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co., LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     Section 3.7 Financing. Parent has available (through existing credit arrangements or otherwise) sufficient funds to purchase all of the Shares outstanding on a fully-diluted basis at the Offer Price and to pay all fees and expenses related to the transactions contemplated herein.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company represents and warrants to Parent and Sub as follows:

     Section 4.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. A list of all Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary and the name of any person other than the Company or another Subsidiary that owns capital stock of the Subsidiary, is set forth in Section
4.1 of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "Company Letter").

     Section 4.2 Capital Structure. (a) As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 Shares and 1,000,000 shares of Preferred Stock, par value $.10 per share ("Company Preferred Stock").

          (b) At the close of business on September 11, 2000:

          (i) 7,231,448 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

          (ii) no shares of Company Preferred Stock were issued and outstanding;

          (iii) 3,708,800 Shares were held in the treasury of the Company or by Subsidiaries of the Company;

          (iv) 843,825 Shares were reserved for issuance upon the exercise of outstanding vested and exercisable stock options issued under the Company's Incentive Stock Option Plan, as amended, Non-Qualified Stock Option Plan, as amended, Special Stock Option Plan, as amended, 1996 Incentive Stock Option Plan, as amended, the 1996 Non-Qualified Stock Option Plan, as amended, and the 1998 Special Stock Option Plan, as amended, (the "Company Stock Option Plans"); and

          (v) 793,775 Shares were reserved for issuance upon the exercise of outstanding unvested or unexercisable stock options issued under the Company Stock Option Plans;

          (c) Section 4.2 of the Company Letter contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase Shares issued under any of the Company Option Plans (collectively, the "Company Stock Options"), including the holder, date of grant, term, exercise price and number of shares of Company Common Stock subject thereto and whether the option is vested and exercisable or subject to acceleration.

          (d) Except for the Company Stock Options, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement, and there are no outstanding contractual rights to which the Company or any of its Subsidiaries is a party the value of which is based on the value of Shares. Except as set forth in Section 4.2 of the Company Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in the Company or any Subsidiary.

          (e) Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.2 of the Company Letter, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

          (f) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     Section 4.3 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously approved the Offer and declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement and the transactions contemplated hereby in accordance with the DGCL, resolved to recommend the acceptance of the Offer by the Company's stockholders and directed that this Agreement, if necessary, be submitted to the Company's stockholders for approval. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board action) on the part of the

Company, subject to (x) approval and adoption of this Agreement by the stockholders of the Company and (y) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     Section 4.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
4.4 have been obtained and all filings and obligations described in this Section
4.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Amended and Restated Bylaws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) applicable requirements, if any, of Blue Sky Laws or the Nasdaq National Market, (vi) as may be required under foreign laws and
(vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     Section 4.5 SEC Documents and Other Reports. The Company has filed all required documents (including proxy statements) with the SEC since December 1, 1998 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by GAAP, the Company has not, since December 1, 1998, made any change in the accounting practices or policies applied in the preparation of financial statements. Since December 1, 1998, the SEC has not (i) to the Knowledge of the Company, conducted any investigation of the Company, (ii) initiated any enforcement action against the Company or (iii) provided to the Company any comments on any of the Company SEC Documents, and, to the Knowledge of the Company, no such investigation, enforcement action or comments is pending or threatened.

     Section 4.6 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement, will (a) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

     Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as set forth in the Company Letter, since December 1, 1999, (i) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, (ii) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company,
(iii) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (iv) there has not been (A) any adoption of a new Company Plan (as hereinafter defined), (B) any amendment to a Company Plan materially increasing benefits thereunder or any repricing, directly or indirectly of any Company Stock Option or other right to purchase shares of Company Common Stock, (C) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date hereof,
(D) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date hereof or (E) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (v) there has not been any material changes in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the Company SEC Documents filed prior to the date hereof and (vi) there has been no event causing a Material Adverse Effect on the Company, nor any development that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company.

     Section 4.8 Permits and Compliance. (a) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any law, ordinance, administrative or governmental rule or regulation, (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, or (D) any Company Permits except, in the case of clauses (B), (C) or (D), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          (b) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there are no contracts or agreements of the Company or its Subsidiaries having terms or conditions which would have a Material Adverse Effect on the Company or having covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or purport to bind any stockholder or any Affiliated Person (as defined herein) of any stockholder of the Company after the Effective Time. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     Section 4.9 Tax Matters. Except as otherwise set forth in Section 4.9 of the Company Letter, (i) the Company and each of its Subsidiaries have filed all Tax Returns (as hereinafter defined) required to have been filed, and such Tax Returns are correct and complete and disclose all Taxes (as hereinafter defined) required to be paid by the Company and its Subsidiaries for the periods covered thereby, except to the extent that any failure to so file or any failure to be correct and complete or to disclose all Taxes required to be paid would not, individually or in the aggregate, have a Material Adverse Effect on the Company;
(ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being contested in good faith; (iii) the Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes, except to the extent that any failure or failures to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (v) any Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries relating to federal and state income Taxes have been examined by the Internal Revenue Service ("IRS") or the appropriate foreign or state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or properly reflected on the books of the Company; and (viii) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed or threatened with respect to Taxes of the Company or any Subsidiary; (ix) there are no liens for Taxes upon the assets of the Company or any Subsidiary except liens relating to current Taxes not yet due; (x) none of the Company or any Subsidiary has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member;

(xi) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to "FIRPTA") and no material stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement; (xii) no material liability for any state or local Taxes attributable to the transfer of the beneficial ownership of the Company's and its Subsidiaries' real properties, or any penalties or interest with respect thereto, will be incurred in connection with the consummation of the Offer and the Merger; (xiii) except as may be limited by the transactions contemplated by this Agreement, the "regular" and, if applicable, "alternative minimum tax" net operating loss carry forwards of the Company and its Subsidiaries for each of the taxable years ended on or prior to November 30, 1999 (collectively, the "NOLs") are set forth (for each year) in Section 4.9 of the Company Letter and are each available to the Company (or the applicable Subsidiary) for the period set forth in Section 172(b)(1)(A) of the Code as in effect for the taxable year in which the applicable NOL was incurred; and (xiv) except as may be limited as a result of the transactions contemplated by this Agreement, immediately prior to the Effective Time, none of the NOLs will constitute separate return limitation year (SRLY) losses, consolidated return change of ownership (CRCO) losses or "dual consolidated losses" and none of the NOLs will be limited by sections 382 or 384 of the Code and the regulations thereunder.

     Section 4.10 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries with respect to the Company or any of its Subsidiaries, any of the properties, assets or business of the Company or any of its Subsidiaries or any Company Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. Except as set forth in Section 4.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders with respect to the Company or any of its Subsidiaries, or any of the properties, assets or business of the Company or any of its Subsidiaries or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders with respect to the Company or its Subsidiaries, or any of the properties, assets or business of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement.

     Section 4.11 Compensation Agreements. Except as set forth in Section 4.11 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (collectively, the

"Compensation Agreements"), pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Section 4.11 of the Company Letter, no holder of any option to purchase Shares, or Shares granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement. Section 4.11 of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or its Subsidiaries from each officer, director or employee of the Company and its Subsidiaries.

     Section 4.12 Employee Benefits. (a) Each Company Plan (as hereinafter defined), is listed in Section 4.12(a) of the Company Letter. With respect to each Company Plan, the Company has provided to Parent a true and correct copy of
(i) the three most recent annual reports (Form 5500) filed with the IRS, if applicable, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor, or the SEC relating to any outstanding controversy. Each Company Plan complies in all material respects with ERISA, the Code and all other applicable Statutes and governmental rules and regulations. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under, or at any time during the past six years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under, or at any time during the past six years has maintained or contributed to, any "multiemployer Plan" (as defined in Section 4001(a)(3) of ERISA).

          (b) Except as listed in Section 4.12(b) of the Company Letter, with respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Subsidiary or ERISA Affiliate or Company Plan fiduciary could be subject to any material liability under the terms of such Company Plans, ERISA, the Code or any other applicable law. All Company Plans that are intended to be qualified under
Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Except as disclosed in Section 4.12(b) of the Company Letter, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by
Section 4980B of the Code.

          (c) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

          (d) Section 4.12(d) of the Company Letter contains a list of all (i) severance and employment agreements with employees of the Company and each of its Subsidiaries, (ii) severance programs and policies of the Company and each of its Subsidiaries with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each of its Subsidiaries with or relating to its employees containing change of control or similar provisions.

          (e) Except as set forth in Section 4.12(e) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (f)  No Company Plan is subject to laws outside of the United States.

     Section 4.13 Liabilities. Except as set forth in Section 4.13 of the Company Letter or as fully reflected or reserved against in the financial statements included in the Company SEC Documents filed prior to the date hereof, or disclosed in the footnotes thereto, since December 1, 1999 the Company and its Subsidiaries have incurred no liabilities (including Tax liabilities) or obligations of any nature, absolute or contingent, other than liabilities or obligations that (i) would not, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) that would not be required by GAAP to be reflected or reserved in the financial statements of the Company or in the footnotes thereto, prepared in accordance with GAAP consistent with past practices, or (iii) that arise in the ordinary course of business consistent with past practices. Except as set forth in Section 4.13 of the Company Letter, as of the date hereof, none of the Company or its Subsidiaries has any indebtedness for borrowed money (other than advances from the Company to such Subsidiaries).

     Section 4.14 Labor Matters. Except as set forth in Section 4.14 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any person pursuant to the National Labor Relations Act or any comparable state or foreign law pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no union-organizing activity, labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such union-organizing activity, labor strike, dispute, slowdown or stoppage would not have a Material Adverse Effect on the Company.

     Section 4.15 Intellectual Property. (a) As used herein, "Company Intellectual Property" means all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, designs, utility models, inventor rights, software, computer programs, computer systems, modules and related data and materials, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the businesses of the Company and/or the Subsidiaries as currently conducted or as currently contemplated by the Company, together with all applications currently pending or in process for any of the foregoing.

          (b) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company and the Subsidiaries own, or possess adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the Company Intellectual Property that is necessary for the conduct or contemplated conduct of the Company's or Subsidiaries' businesses, except for such failures to own or possess as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Section 4.15 of the Company Letter lists each material license or other agreement pursuant to which the Company or any Subsidiary has the right to use Company Intellectual Property utilized in connection with any product of, or service provided by, the Company and the Subsidiaries, the cancellation or expiration of which would have a Material Adverse Effect on the Company (the "Company Licenses"). There are no pending, or, to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of the Company or any Subsidiary, except such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no breach or violation by the Company or by any Subsidiary under, and, to the Knowledge of the Company, there is no breach or violation by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. To the Knowledge of the Company, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other know-how of the Company or any Subsidiary, except where such disclosure or use of such information would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The conduct of the business of the Company and the Subsidiaries as currently conducted or contemplated does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent issued as of the date hereof, patent right, industrial model, invention, service mark, service mark right, copyright or trade secret of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, to the Knowledge of the Company, there are no infringements of, or conflicts with, any Company Intellectual Property which, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in Section
4.15 of the Company Letter, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

     Section 4.16 Title to Assets. (a) As of the date hereof, the Company and the Subsidiaries own, and as of the Effective Time the Company and the Subsidiaries will own, good and marketable title to all of their assets material to their business (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or Section 4.16 of the Company Letter.

          (b) Except as set forth in Section 4.16 of the Company Letter, neither the Company nor any of its Subsidiaries owns any Real Estate. The leases to all Real Estate occupied by the Company and the Subsidiaries which are material to the operation of the businesses of the Company are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any Subsidiary or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     Section 4.17 State Takeover Statutes. The Board of Directors of the Company has, to the extent such statute is applicable, taken all action so to render the provisions of Section 203 of the DGCL inapplicable to the Offer, the Merger and the Stockholder Agreements and the consummation of the transactions contemplated by this Agreement and the Stockholder Agreements. No other state takeover statute is applicable to the Offer, the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby.

     Section 4.18 Required Vote of Company Stockholders. The affirmative vote of the holders of at least a majority of Shares entitled to vote is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the

Amended and Restated Bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

     Section 4.19 Transactions with Affiliates. (a) For purposes of this Agreement, "Affiliated Person" means (i) any holder of 2% or more of the Company Common Stock, (ii) any director, officer or senior executive of the Company or any Subsidiary, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of the Company or any subsidiary or (iv) any member of the immediate family or any of such persons, in each case other than Parent or its Subsidiaries.

          (b) Except as set forth in Section 4.19 of the Company Letter or in the Company SEC Documents filed with the SEC prior to the date hereof, since December 1, 1999, the Company and the Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any Subsidiary), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

          (c) Except as set forth in Section 4.19 of the Company Letter or in the Company SEC Documents filed with the SEC prior to the date hereof, (i) the contracts of the Company and the Subsidiaries do not include any material obligation or commitment between the Company or any Subsidiary and any Affiliated Person, (ii) the assets of the Company or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the liabilities of the Company and the Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person.

          (d) To the Knowledge of the Company and except as set forth in Section
4.19 of the Company Letter or in the Company SEC Documents filed with the SEC prior to the date hereof, no Affiliated Person of any of the Company or any Subsidiary is a party to any contract with any supplier of the Company or any Subsidiary that affects in any material manner the business, financial condition or results of operation of the Company or any Subsidiary.

     Section 4.20 Brokers. No broker, investment banker, financial advisor or other person, other than Hoak Breedlove Wesneski & Co. ("HBW"), the fees and expenses of which will be paid by the Company (as reflected in an agreement between HBW and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 4.21 Compliance with Worker Safety Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans (other than those taken by subsequent owners of such properties, assets or operations) of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company.

     Section 4.22 Products. Except as set forth in Section 4.22 of the Company Letter, since December 1, 1999, neither the Company nor any Subsidiary has received a written, or to the Knowledge of the Company, oral claim for or based upon breach of product or service warranty or guaranty or similar claim (other than warranty or guaranty claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and, to the Knowledge of the Company, there is no basis for any such claim which, if asserted, would likely have a Material Adverse Effect on the Company. Except as set forth in Section 4.22 of the Company Letter, the Company has never undertaken any recall of any of its products.

     Section 4.23 Opinion of Financial Advisor. The Company has received the written opinion of HBW to the effect that the Merger Consideration is fair to the Company's shareholders from a financial point of view, a copy of which opinion has been delivered to Parent.

     Section 4.24 Accounts Receivable. All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company (net of the applicable reserves, which such reserves are adequate notwithstanding the items set forth in the Company Letter, reflected on the books and records of the Company and in the financial statements included in the Company SEC Documents) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) except as set forth in Section 4.24(ii) of the Company Letter, constitute valid claims, and (iii) except as set forth on Section 4.24(iii) of the Company Letter, are good and collectible at the aggregate recorded amounts thereof (net of such reserves, which such reserves are adequate notwithstanding the items set forth in the Company Letter,) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience, except for such failures of accounts and notes receivable to satisfy the conditions set forth in clauses (i), (ii) and (iii) of this Section
4.24 as would not have a Material Adverse Effect on the Company.

     Section 4.25 Inventories. Except as set forth in Section 4.25 of the Company Letter, all inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable or saleable in the ordinary course of business, are saleable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company or the applicable Subsidiary therefor, and all finished goods or products of the Company and its Subsidiaries conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements, except to the extent that the failure so to consist, be saleable, conform, or be manufactured would not have a Material Adverse Effect on the Company. Except as set forth in Section 4.25 of the Company Letter, the quantities of all inventories, materials and supplies of the finished products of the Company and each Subsidiary (net of the obsolescence reserves, which such reserves are adequate notwithstanding the items set forth in the Company Letter, therefor shown in the financial statements included in the Company SEC Documents and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, except to the extent that the failure of such inventories to be in such conditions would not have a Material Adverse Effect on the Company.

     Section 4.26    Certain Agreements.

          (a) Set forth in Section 4.26(a) of the Company Letter is a list of all contracts (except for contracts that have been filed, prior to the date hereof, with Company SEC Documents) that are material to the business of the Company and its Subsidiaries taken as a whole (whether oral or written), including all distribution contracts, sole-source supply contracts, national accounts contracts, any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any material lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject (collectively, "Significant Contracts"). Prior to the date hereof, the Company has provided true and complete copies of all such contracts to Parent.

          (b) Except as set forth in Section 4.26(b) of the Company Letter, each Significant Contract is a legal, valid and binding agreement of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries (or to the Knowledge of the Company, any other party thereto) is in default under any Significant Contract, and none of such Significant Contracts has been canceled by the other party thereto; each Significant Contract is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or any Subsidiary party thereto which would entitle the other party to such Significant Contract to terminate the same or declare a default or event of default thereunder; the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; in each instance, except where it would not have a Material Adverse Effect on the Company.

     Section 4.27 Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law;
(ii) "Environmental Law" means any law, past, present or future (up until the Effective Time) and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release, or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

          (b) The Company and the Subsidiaries are and have been in material compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in material compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except as set forth in Section 4.27 of the Company Letter.

          (c) Except as set forth in Section 4.27 of the Company Letter (i) neither the Company nor any of its Subsidiaries has placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Material Adverse Effect on the Company, (ii) to the Knowledge of the Company there are no Hazardous Substances on, under, emanating from, or at any of the Company's or any of its Subsidiaries' properties or any other property but arising from the Company's or any of its Subsidiaries' current or former properties or operations, other than in a manner that would not result in a Material Adverse Effect on the Company, or (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any reason to know, or has received any written notice, (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices or matters set forth in Section 4.27 of the Company Letter.

          (d) Except as set forth in Section 4.27 of the Company Letter, no Environmental Law imposes any material obligation upon the Company or any of its subsidiaries arising out of or as a condition to any transfer or transaction contemplated by this Agreement, including any requirement to modify or to transfer any Environmental Permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

          (e) Except as set forth in Schedule 4.27 (e) of the Company Letter, there are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

     Section 4.28 Regulatory Compliance. Except as set forth in Section 4.28 of the Company Letter, (i) the Company is in compliance with, and has complied with, all applicable federal and state statutes, laws, ordinances, decrees, rules and regulations relating to the manufacture, sale and distribution of food, dietary supplements, cosmetics and/or drugs and (ii) the Company holds and is in compliance with all licenses, registrations, permits and other approvals relating to food, dietary supplements, cosmetics and/or drugs that are necessary for the lawful operation of its business as it is currently conducted, except in each case for such failures as would not have a Material Adverse Effect on the Company.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 5.1 Conduct of Business by the Company Pending the Merger. Except as expressly permitted by clauses (i) through (xvii) of this Section 5.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (i) (A) other than dividends paid by wholly-owned Subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms;

          (iii)  amend its charter or by-laws;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or, except in the ordinary course of business consistent with past practice, otherwise acquire or agree to acquire any assets;

          (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than in the ordinary course of business consistent with past practice;

          (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practices and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practices;

          (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

          (viii) except as provided in Section 6.5 or as required by applicable law, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement;

          (ix) increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (xi) make any change to accounting policies or procedures (other than actions required to be taken by GAAP);

          (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (xiii)  settle or compromise any Tax liability in excess of $10,000;

          (xiv) settle or compromise any claims or litigation in excess of $10,000 or commence any litigation or proceedings;

          (xv) enter into or amend any agreement or contract (i) having a term in excess of 12 months and which is not terminable by the Company or a Subsidiary without penalty or premium by notice of 60 days or less or (ii) which involves or is expected to involve payments of $50,000 or more during the term thereof; enter into or amend any other agreement or contract material to the Company and its Subsidiaries, taken as a whole; or purchase any real property, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of $50,000;

          (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms;

          (xvii) adopt a shareholders' rights plan or enter into a shareholders' rights agreement or adopt or enter into any other plan or agreement implementing a "poison pill" or any similar device;

          (xviii) reprice, either directly or indirectly, any Company Stock Option or other right to purchase shares of Company Common Stock; or

          (xix) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Section 5.2 No Solicitation. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize and it shall use its best efforts not to permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit the Company or its directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or
(ii) referring a third party to this Section 5.2(a) or making a copy of this
Section 5.2(a) available to any third party; and provided, further, that prior to the acceptance for payment of Shares pursuant to the Offer, if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as hereinafter defined), then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with outside counsel (who may be the Company's regularly engaged outside counsel), the Company may, in response to an unsolicited request therefor, and subject to compliance with Section 5.2(b), furnish information with respect to the Company and its Subsidiaries to any person pursuant to a confidentiality agreement, in customary form and in any event containing terms, taken as a whole, at least as stringent as those contained in the Confidentiality Agreement (as hereinafter defined), and participate in discussions or negotiations with such person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.2(a) by the Company.

          (b) The Company shall advise Parent orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which reasonably could lead to any Takeover Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 24 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to furnish any Person with any information with respect to any Takeover Proposal in accordance with Section 5.2(a), the Company shall advise Parent orally and in writing of such intention not less than two business days in advance of providing such information. The Company will keep Parent fully informed of the status and material terms of any such Takeover Proposal or inquiry.

     Section 5.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party. During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     Section 6.1 Stockholder Meeting. (a) If Sub is unable to effectuate the merger pursuant to Section 253 of the DGCL, the Company will duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting") for the purpose of considering the approval of this Agreement and at such meeting call for a vote and cause proxies that have been voted in favor of the transactions contemplated herein to be voted in respect of the approval and adoption of this Agreement. The Stockholder Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer, and the Company will, through its Board of Directors, recommend to its stockholders the approval of this Agreement, and shall not withdraw or modify such recommendation. The Company agrees to submit this Agreement, as soon as practicable following the purchase of Shares pursuant to the Offer, to its stockholders for approval whether or not the Board of Directors of the Company determines at any time subsequent to the date hereof that this Agreement is no longer advisable and recommends that the stockholders of the Company reject it. The record date for the Stockholder Meeting shall be a date subsequent to the date Parent or Sub becomes a record holder of Company Common Stock purchased pursuant to the Offer.

          (b) The Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including the supply of any information required to be included in the Proxy Statement regarding Parent or Sub.

          (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of approval of the Merger.

     Section 6.2 Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including accounting records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request and (iii) promptly make available to Parent all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections. Parent shall make all reasonable efforts to minimize any disruption to the businesses of the Company and its Subsidiaries that may result from any investigation conducted pursuant to this Section 6.2. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 6.2 shall be kept confidential in accordance with the Confidentiality Agreement dated August 18, 2000 between Parent and the Company (the "Confidentiality Agreement").

     Section 6.3 Directors. Promptly after such time as Sub purchases at least a majority of the outstanding Shares pursuant to the Offer, Sub shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub equal to the percentage of the aggregate voting power of the shares of Common Stock held by Parent or any of its Subsidiaries; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors or Director shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Parent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Following the election or appointment of Sub's designees pursuant to this Section 6.3 and prior to the Effective Time, any amendment, or waiver of any term or condition, of this Agreement or the Restated Certificate of Incorporation or the Restated By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors of the Company with respect to this Agreement, will require the concurrence of a majority of the Independent Directors and no other action by the Company, including any action by any other director of the Company, shall be required for purposes of this Agreement. To the fullest extent permitted by applicable law, the Company shall take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by law, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

     Section 6.4 Fees and Expenses. (a) Except as provided in this Section 6.4, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

          (b) The Company shall pay, or cause to be paid, in same day funds to Parent the following amounts under the circumstances and at the times set forth as follows:

          (i) if Parent or Sub terminates this Agreement under Section 8.1(d), the Company shall pay the Expenses of Parent (not to exceed $1,000,000) and the Termination Fee upon demand;

          (ii) if the Company terminates this Agreement under Section 8.1(e), the Company shall pay the Termination Fee and the Expenses of Parent (not to exceed $1,000,000) upon demand; or

          (iii) if any other termination of this Agreement occurs (other than a termination by the Company pursuant to Section 8.1(f)) and at the time of any such termination a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof), (x) the Company shall pay the Expenses of Parent (not to exceed $1,000,000) upon demand, and (y) if concurrently therewith or within 12 months thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party (1) with whom the Company had any discussions with respect to a Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (1), (2) and (3), prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal or Superior Proposal.

     Section 6.5 Company Stock Options. (a) Prior to the consummation of the Offer, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or appropriate to cause each Company Stock Option that is outstanding as of the Effective Time to vest in full and become exercisable immediately prior to the Effective Time with respect to all of the shares of Company Common Stock at the time subject to such Company Stock Option. Each Company Stock Option that is outstanding upon the Effective Time shall be canceled as of the Effective Time, in consideration for which the holder thereof (an "Option Holder") shall be entitled to receive from the Company an amount equal to (i) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option and (B) the excess, if any, of the Offer Price over the exercise price per share for the purchase of the Company Common Stock subject to such Company Stock Option, minus (B) all applicable federal, state and local Taxes required to be withheld in respect of such payment. The amounts payable pursuant to the second sentence of this Section 6.5 shall be paid within three Business Days following the Effective Time, with payment being deemed to be made, for the purposes of this sentence, on the day that the Paying Agent mails such payment to Option Holders. The surrender of an Option in exchange for the consideration contemplated by the second sentence of this
Section 6.5 shall be deemed a release of any and all rights the Option Holder had or may have had in respect thereof.

          (b) The Company shall take all actions necessary to provide that, as of the Effective Time, (i) each Company Option Plan and any similar plan or agreement of the Company shall be terminated, (ii) any rights under any other plan, program, agreement or arrangement relating to the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be terminated, and (iii) no Option Holder will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option.

          (c) The Company represents and warrants that it has the power and authority under the terms of each Company Option Plan or option agreement thereunder to comply with this Section 6.5 without the consent of any Option Holder.

          (d) Notwithstanding Section 6.5(a), Parent may, at its option, offer to certain Company Option Holders who are employees of the Company at the Effective Time, the option to receive, in lieu of any payments pursuant to
Section 6.5(a), in exchange for each Company Stock Option held by such company employee that is outstanding as of the Effective Time, an option ( a "Substitute Option") to purchase the number of shares of common stock of the Parent, par value of $.01 per share, (the "Parent Common Stock") determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. All Substitute Options will, upon issuance, be fully vested in the Option Holder and immediately exercisable. After the Effective Time, except as provided above in this Section 6.5(d), each Substitute Option shall be exercisable upon the terms and conditions set forth in the Tupperware Corporation 2000 Incentive Plan. As soon as reasonably practicable, and in no event later than twenty days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Stock subject to such Substitute Options, or shall cause such Substitute Options to be deemed to be issued pursuant to a stock plan of Parent registered pursuant to an appropriate registration form.

     Section 6.6 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act, any other pre-merger filings and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Offer or the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

          (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

          (c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Offer, the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

     Section 6.7 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 6.8 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or the Stockholder Agreements, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 6.9 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the fullest extent permitted by the DGCL for acts or omissions occurring at or prior to the Effective Time.

          (b) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than three years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") on terms no less favorable to the Company's existing policy or, if such insurance coverage is not available, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premiums paid prior to the date hereof (which premiums the Company has disclosed to Parent), but in such case shall purchase as much coverage as possible for such amount.

     Section 6.10 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause
(x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on the Company; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.11 Employee Benefit Plans. For a period of one year immediately following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect employee benefit plans and arrangements that provide benefits that have a value that is substantially comparable, in the aggregate, to the benefits provided by the Company Plans (not taking into account the value of any benefits under any such plans that are equity based). For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of the Surviving Corporation, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and its Subsidiaries to the same extent such credit was granted under the Company Plans, subject to offsets for previously accrued benefits and no duplication of benefits.

                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO THE MERGER

     Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement (including the Merger) shall have been approved and adopted by the affirmative vote of the stockholders of the Company (unless the vote of stockholders is not required under the DGCL) as required by the DGCL and the Company Charter.

          (b) HSR Act Filings. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer, except that this condition shall not apply if Sub shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.

          (d) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

               (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to March 31, 2001; provided, however, that the right to terminate this Agreement pursuant to this
          Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or

              (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Parent or Sub in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit B and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

          (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph
     (d) of Exhibit B;

          (e) by the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and a majority of the members of the Board of Directors determines, in its reasonable good faith judgment, after consultation with outside counsel, that failing to terminate this Agreement would constitute a breach of such Board's fiduciary duties under applicable law, provided that the Company may not terminate this Agreement pursuant to this Section
     8.1 unless (i) the Company has complied with all provisions of Section 5.2, including the notice provisions therein, (ii) the Company has delivered to Parent a written notice of the Company's intent to enter into an agreement to effect a Superior Proposal, (iii) 72 hours have elapsed following delivery to Parent of such written notice by the Company, (iv) during such 72-hour period the Company has reasonably cooperated with Parent, including informing Parent of the terms and conditions of the Takeover Proposal and identifying the identity of the person making the Takeover Proposal, with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so the transactions contemplated hereby may be effected, (v) at the end of such 72-hour period the Board of directors continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal when compared to the Offer and the Merger (taking into account any such modifications as may be proposed by Parent) and (vi) the Company has complied with the requirements of Section 6.4(b) relating to the payment (including the timing of any payment) of the Expenses and the Termination Fee to the extent required by Section 6.4(b); and provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(e) until one business day after the Initial Expiration Date (as defined herein);

          (f) by the Company, if (i) any of the representations or warranties of Parent or Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Sub to be performed or complied with by it under this Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 30 days after the giving of written notice to Parent or Sub, as applicable.

          The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 6.2 and the entirety of Section 6.4, which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of a representation or warranty contained in this Agreement, the breach of any covenant contained in this Agreement or for fraud.

     Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

     Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)    if to Parent or Sub, to:

               Tupperware Corporation
               14901 S. Orange Blossom Tr.
               Orlando, FL 32837
               Attention: Thomas M. Roehlk
               Facsimile: 407-826-4505

               with a copy to copies to:

               Sidley & Austin
               Bank One Plaza
               10 South Dearborn Street
               Chicago, Illinois  60603
               Attention:  Thomas A. Cole
                           Steven Sutherland
               Facsimile:  312-853-7036

               (b)  if to the Company, to:

               BeautiControl, Inc.
               2121 Midway
               Carrollton, TX
               Attention:  Richard W. Heath

               Facsimile:  972-341-3098

               with a copy to:

               Haynes and Boone, LLP
               1600 N. Collins, Suite 3100
               Richardson, TX 75080
               Attention:  David H. Oden
               Facsimile:  972-692-9029

     Section 9.3 Interpretation; Certain Definitions. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          (b) For purposes of this Agreement, the following terms have the meaning specified in this Section 9.3:

          "Average Closing Price" shall mean the average, rounded to the nearest cent, of the last reported sales price per share of Parent Common Stock on the New York Stock Exchange for the ten trading days immediately preceding the date of the Closing.

          "Business Day" means any day that is not a Saturday, Sunday or a day on which the New York Stock Exchange is not open for trading.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Ratio" means the quotient, rounded to the nearest thousandth, of the Offer Price divided by the Average Closing Price of Parent Common Stock.

          "Expenses" means documented reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

          "Initial Expiration Date" means 12:00 Midnight, New York City time, on the date that is 20 business days (as defined in Rule 14d-1 under the Exchange
Act) from and including the date of commencement of the Offer.

          "Knowledge of the Company" means the actual knowledge of the directors and executive officers of the Company.

          "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company or Parent, as the case may be, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise), with all such matters being considered in the aggregate, of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be.

          "Real Estate" means, with respect to the Company or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business.

          "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

          "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of the Company's assets or otherwise on terms which a majority of the members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's stockholders than the Offer and the Merger (based on the advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Offer and the Merger) and for which financing, to the extent required, is then committed.

          "Takeover Proposal" means any proposal for (i) a merger or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company representing 15% or more of the Shares or of the total voting securities of the Company outstanding or (iii) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          "Taxes" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or any other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity.

          "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

          "Termination Fee" means $1,865,500.00.

     Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 6.2, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 6.9, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 9.7 Assignment. Subject to Section 2.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

     Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 9.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                              TUPPERWARE CORPORATION

                                   /s/ Rick Goings
                              By:  ________________________________
                                   Name:  Rick Goings
                                   Title: Chairman and Chief Executive Officer


                              B-C MERGER CORPORATION

                                   /s/ Paul B. Van Sickle
                              By:  ________________________________
                                   Name: Paul B. Van Sickle
                                   Title:  Vice President


                              BEAUTICONTROL, INC.

                                   /s/ Richard W. Heath
                              By:  ________________________________
                                   Name:  Richard W. Heath
                                   Title:  Chief Executive Officer

                                                                       Exhibit A
                                                                       ---------

See attached.

                                                                       Exhibit B
                                                                       ---------

                            CONDITIONS OF THE OFFER

          Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least a majority of the Shares that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase Company Common Stock and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding at the expiration date of the Offer) ("Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated prior to the expiration date of the Offer (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of this Agreement):

          (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stockholder Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of a material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Stockholder Agreements, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its Subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company, or there shall be pending by any other person any suit, action or proceeding which would have a Material Adverse Effect on the Company.

          (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any Material Adverse Change with respect to the Company;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

          (e) the representations and warranties of the Company set forth in this Agreement shall not be true and correct in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Material Adverse Effect on the Company;

          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

          (g) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Sub or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares;

          (h) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect Parent's or Sub's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger, or (v) from the date of this Agreement through the date of termination or expiration, a decline of at least 25% in either the Dow Jones Industrial Average, the Standard & Poor's 500 Index or the Nasdaq Composite Index.

          (i) this Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion.
The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit B is a part.

                                                                       Exhibit C
                                                                       ---------

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              BEAUTICONTROL, INC.

          Pursuant to Section 251(e) of the Delaware General Corporation Law, the Certificate of Incorporation of BeautiControl, Inc., a Delaware corporation (the "Corporation"), is hereby amended and restated to read, in its entirety, as follows:

          FIRST:    The name of the Corporation is BeautiControl, Inc.

          SECOND:   The address of the Corporation's registered office in the
State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of the Corporation's registered agent at such address is The Corporation Trust Company.

          THIRD:    The purpose of the Corporation is to engage in any lawful
act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH:   The total number of shares of all classes of stock which the
Corporation shall have authority to issue is five thousand (5,000) shares of Common Stock of the par value of one cent ($.01) each.

          FIFTH:    Unless and except to the extent that the By-laws of the
Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

          SIXTH:    The Board of Directors is expressly authorized and empowered to make, alter and repeal the By-laws of the Corporation.

          SEVENTH: The Corporation reserves the right at any time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved herein.

                                     * * *